Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value of $0.000005 per share, of ECARX Holdings Inc., a Cayman Islands exempted company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

SHINE LINK VENTURE LIMITED

By:	/s/ Pui Shan YIM & Christiaan DE BRUYN
Name:	Pui Shan YIM & Christiaan DE BRUYN
Title:	Authorized Signatories

Trident Trust company (HK) Limited

By:	/s/ Pui Shan YIM & Christiaan DE BRUYN
Name:	Pui Shan YIM & Christiaan DE BRUYN
Title:	Authorized Signatories